Exhibit 99.1

 VSE Reports Financial Results for Third Quarter 2014
VSE is consolidating two groups in challenging legacy markets; WBI continues to show strong results

Alexandria, Virginia, October 30, 2014 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the three-month and nine-month periods ended September 30, 2014.

Financial Results
(in thousands, except per-share data and percentages)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
Revenues	$101,749	$111,069	(8.4)%	$329,120	$349,288	(5.8)%
Operating income	$7,183	$9,460	(24.1)%	$29,243	$32,103	(8.9)%
Operating margin	7.06%	8.52%	Down 146 bp	8.89%	9.19%	Down 30 bp
Income from continuing operations	$3,887	$5,327	(27.0)%	$16,100	$17,561	(8.3)%
Loss from discontinued operations, net of tax	$(4)	$(1)	-	$(898)	$(115)	-
Net income	$3,883	$5,326	(27.1)%	$15,202	$17,446	(12.9)%
Income from continuing operations EPS (diluted)	$0.72	$1.00	(28.0)%	$3.00	$3.29	(8.8)%
Loss from discontinued operations EPS (diluted)	-	-	-	$(0.17)	$(0.02)	-
Net income EPS	$0.72	$1.00	(28.0)%	$2.83	$3.27	(13.5)%

"As we continue to navigate the challenging federal contracting environment, we are implementing our strategy to build on our core capabilities and to move into new and more profitable markets," said Maurice "Mo" Gauthier, VSE CEO. "Our initiatives for future growth are focused on providing value to our clients by adapting our competencies in vehicle, ship, and aircraft sustainment, service life extension and logistics to the needs of adjacent markets. Our Wheeler Bros., Inc. (WBI) subsidiary continues to exceed our expectations.  WBI's supply chain services to both traditional and commercial markets have encouraged us to focus on this part of our business, while we continue to better position ourselves through our recent consolidation efforts to defend our traditional market base."

Revenues were $102 million in the third quarter of 2014 compared to $111 million in the third quarter of 2013. For the first nine months, revenues were $329 million in 2014 compared to $349 million in 2013. The completion of the Treasury Seized Asset Program in March 2014 in our International Group resulted in a decrease in our revenue of $9 million for the third quarter of 2014, and $18 million for the first nine months of 2014, as compared to the same period in 2013. Revenue increases in our Supply Chain Management Group in the third quarter and year-to-date offset revenue decreases in our Federal Group and IT, Energy and Management Consulting Group.

Operating income was $7.2 million for the third quarter of 2014 compared to $9.5 million in the third quarter of 2013. For the first nine months, operating income was $29.2 million in 2014 compared to $32.1 million in 2013. WBI's operating performance has increased the likelihood that certain earn-out thresholds in our 2011 WBI acquisition agreement will be satisfied. Consequently, we recorded charges for our earn-out payment obligation to WBI's former stockholders, which reduced our operating income by approximately $2 million for the third quarter and $2.8 million for the first nine months of 2014. Additionally, we recorded approximately $400 thousand in severance costs in the third quarter of 2014 related to the consolidation of two operating groups.

Net income was $3.9 million for the third quarter of 2014, or $0.72 per diluted share, compared to $5.3 million, or $1.00 per diluted share for the third quarter of 2013.  Net income was $15.2 million for the first nine months of 2014, or $2.83 per diluted share, compared to $17.4 million, or $3.27 per diluted share for the first nine months of 2013.

Bookings were $292 million for the first nine months of 2014 compared to revenue of $329 million for the same period. Funded contract backlog at September 30, 2014 was $194 million, compared to $173 million at June 30, 2014 and $268 million at September 30, 2013.

Update on U. S. Army Reserve Program
The U.S. Army Reserve has been affected by Department of the Army budget reductions, resulting in a year to date reduction in our revenues and profit margins on this program compared to previous years. This program generated approximately $39.6 million in revenue for the first nine months of 2014 and approximately $45.4 million in revenue for the first nine months of 2013. Contractual coverage on a portion of the work on our current task orders expired in August 2014, and revenue will be lower going forward. Revenue for this program was approximately $2.7 million for September 2014.

Group Consolidation
We are adjusting our operating model to become more competitive and profitable. As previously announced, we have eliminated certain executive management positions and will be consolidating our International and Federal Groups. We will report their results as a single operating group beginning in 2015. Under this program, we have incurred approximately $400 thousand in severance costs in the current third quarter and expect to provide an estimated $4 million in savings on an annual pre-tax basis beginning in the fourth quarter of 2014.

Third Quarter Operational Highlights
•
Revenues of our WBI subsidiary have increased approximately $5 million, or 12%, for the third quarter of 2014 as compared to the same period for the prior year. WBI's revenues increased approximately $13 million or 12%, for the nine months ended September 30, 2014 as compared to the same period for the prior year.

•
Our International Group received several delivery orders totaling more than $17 million to continue work under its Foreign Military Sales (FMS) Naval Ship Transfer and Repair (N*STAR) contract through the Naval Sea Systems Command (NAVSEA) International Fleet Support Program.

•
One-year options were exercised on two Firm Fixed Price (FFP) task orders, held by our Federal Group, under its Field and Installation Readiness Support Team (FIRST) prime contract to continue the support services to the U.S. Army Reserve Command (USARC) for its 63rd and 88th Regional Support Command (RSC) Logistics Readiness Support programs, based out of Fort McCoy, WI. The total combined ceiling for the option year for both task orders is approximately $26.8 million.

About VSE
Established in 1959, VSE is a diversified federal services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for fleet sustainment, supply chain management, maintenance, repair and overhaul, logistics, engineering, energy, IT services, and consulting. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE's public filings with the Securities and Exchange Commission (SEC) for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC, including VSE's Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent reports filed with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

VSE Corporation and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$328	$220
Receivables, principally U.S. Government, net	63,839	78,387
Inventories	46,987	39,315
Deferred tax assets	1,660	863
Other current assets	12,239	10,641
Total current assets	125,053	129,426

Property and equipment, net	54,347	57,738
Intangible assets, net	74,634	82,257
Goodwill	92,052	92,052
Deferred tax assets	-	2,545
Other assets	16,959	16,511
Total assets	$363,045	$380,529

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$31,087	$24,837
Accounts payable	33,328	31,757
Current portion of earn-out obligations	9,154	-
Accrued expenses and other current liabilities	21,713	24,661
Dividends payable	-	480
Total current liabilities	95,282	81,735

Long-term debt, less current portion	25,889	64,487
Deferred compensation	12,312	11,454
Long-term lease obligations, less current portion	24,863	25,721
Earn-out obligation	-	9,062
Deferred income taxes	928	-
Other liabilities	1,499	1,267
Total liabilities	160,773	193,726

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 5,356,098 and 5,333,077 respectively	268	267
Additional paid-in capital	20,223	19,139
Retained earnings	181,781	167,598
Accumulated other comprehensive loss	-	(201)
Total stockholders' equity	202,272	186,803
Total liabilities and stockholders' equity	$363,045	$380,529